Exhibit 4.1

CERTIFICATE OF DESIGNATION

OF

CLASS B COMMON STOCK

OF

NEWBRIDGE Bancorp

Section 1.       Designation. The class of non-voting common stock, no par value, of the Corporation hereby created shall be designated as the “Class B Common Stock” (referred to herein as the “Class B Common Stock”).

Section 2.       Rights.  Except as set forth in Section 3 below, the Class B Common Stock shall have the same preferences, limitations and relative rights as, share ratably with and be identical in all respects to the Class A Common Stock as to all matters.  Each share of Class B Common Stock shall have the same relative preferences, limitations and relative rights as, and shall be identical in all respects with, all the other shares of Class B Common Stock.

Section 3.       Voting Rights.  The holders of Class B Common Stock shall have no voting rights except as provided herein or required by law. Notwithstanding the foregoing, and in addition to any other vote required by law, the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, voting separately as a class, shall be required to amend (including by merger or otherwise) the Corporation’s Articles of Incorporation, as amended, to significantly and adversely affect the designation, preferences, limitations or relative rights of all or part of the shares of Class B Common Stock.

Section 4.       Distributions.  Subject to preferential distribution rights, if any, applicable to any shares of the Preferred Stock, the holders of Class B Common Stock shall be entitled to receive, to the extent permitted by law, such distributions as may be declared from time to time by the Board of Directors on the Class A Common Stock.  The holders of the Class B Common Stock shall share ratably in any distributions made on the Class B Common Stock in proportion to the number of shares of Class B Common Stock held by each such holder.  Notwithstanding the foregoing, no distribution payable in Class A Common Stock or rights or warrants to subscribe for Class A Common Stock shall be declared on the Class B Common Stock and no dividend payable in Class B Common Stock or rights or warrants to subscribe for Class B Common Stock shall be declared on the Class A Common Stock, but instead, in the case of such a dividend, each class shall receive such dividend in like stock or rights or warrants to subscribe for like stock.

Section 5.       Distributions.  In the event of a dissolution of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of Preferred Stock, holders of the Class A Common Stock and the Class B Common Stock shall be entitled to receive all the net assets of the Corporation of whatever kind available for distribution to shareholders ratably in proportion to the number of shares of Class A Common Stock and Class B Common Stock held by them.

Section 6.       Adjustment.  In the event of any stock split, combination or other reclassification of shares of either the Class A Common Stock or the Class B Common Stock, the outstanding shares of the other class shall be proportionately split, combined or reclassified in a similar manner; provided, however, that in any such transaction, holders of Class A Common Stock shall receive only shares of Class A Common Stock and holders of Class B Common Stock shall receive only shares of Class B Common Stock.

Section 7.       Conversion.

a.      The Class B Common Stock may be converted into Class A Common Stock in accordance with the provisions of this Section 7 by any Convertible Holder following an Approved Transfer (as defined herein).  The term “Approved Transfer” means a sale or other transfer (i) to an Affiliate of the Initial Holder of the Class B Common Stock to be transferred under common control with such Initial Holder’s ultimate parent, general partner, managing member or investment adviser but only if the transferee agrees in writing for the benefit of the Corporation to be bound by the terms of that certain Securities Purchase Agreement by and between the Corporation and the purchaser named therein pursuant to which the securities convertible into such shares of Class B Common Stock were sold to such Initial Holder (the “Purchase Agreement”); (ii)  in a widespread public distribution; (iii) to a person that would control more than 50% of any class of the Corporation’s outstanding “voting securities” (as defined in the Bank Holding Company Act of 1956, as amended, and any rules or regulations promulgated thereunder) without any transfer from the transferor; or (iv) in which no transferee (or group of associated transferees) would receive 2% or more of any class of voting securities of the Corporation outstanding at such time. The term “Initial Holder” means the purchaser of such Class B Common Stock pursuant to the Purchase Agreement. The term “Affiliate” means, with respect to any person, any person directly or indirectly, controlling, controlled by or under common control with, such other person.  “Convertible Holder” means a holder of Class B Common Stock, other than the Initial Holder of such Class B Common Stock or an Affiliate thereof, who acquires one or more shares of Class B Common Stock in an Approved Transfer.

b.      Conditions of Conversion.  Following an Approved Transfer, a Convertible Holder may surrender to the Corporation (at the principal office of the Corporation) a certificate or certificates representing all or part of the Convertible Holder’s shares of Class B Common Stock and in such event each share of Class B Common Stock represented by such certificate or certificates will convert into one share of Class A Common Stock; provided that, in connection with any transfer of shares of Class B Common Stock pursuant to a transfer described in clause (ii), clause (iii) or clause (iv) of the definition of “Approved Transfer” above, upon the request of the transferor, the transferor shall be entitled to surrender to the Corporation shares of Class B Common Stock to be so transferred, and, upon such surrender, the Corporation shall issue to the transferee, in lieu of shares of Class B Common Stock surrendered, an equal number of shares of Class A Common Stock.  Except as otherwise provided herein, each conversion of Class B Common Stock shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing such shares of Class B Common Stock to be converted have been surrendered for conversion at the principal office of the Corporation.  Notwithstanding any other provision hereof, if a conversion of Class B Common Stock is to be made in connection with a merger, reclassification or other transaction in which the shares of Class A Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property or in any dissolution or liquidation, the conversion of any shares of Class B Common Stock may, at the election of the holder thereof, be conditioned upon the consummation of such event or transaction, in which case such conversion shall not be deemed to be effective until such event or transaction has been consummated.

c.      Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the Class B Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock.  The Corporation shall take all action necessary so that all shares of Class A Common Stock issuable upon conversion of Class B Common Stock will, upon issue, be duly and validly issued, fully paid, and non-assessable, and free from all taxes, liens, charges and encumbrances in respect of the issuance or delivery thereof.  The Corporation shall take all such actions as may be necessary to assure that all such shares of Class A Common Stock issuable upon conversion of the Class B Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).  The Corporation shall not take any action which would cause the number of authorized but unissued shares of Class A Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Class B Common Stock.

Section 8.       Mergers, Etc.  In the event of any merger, reclassification or other transaction in which the shares of Class A Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, each share of Class B Common Stock will at the same time be similarly exchanged or changed in an amount per whole share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, that each share of Class A Common Stock would be entitled to receive as a result of such transaction, provided that at the election of such holder, any securities issued with respect to the Class B Common Stock shall be non-voting securities under the resulting corporation’s organizational documents and the Corporation shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Class B Common Stock then outstanding) and take such actions necessary to ensure that holders of the Class B Common Stock shall retain securities with substantially the same privileges, limitations and relative rights as the Class B Common Stock. Subject to the foregoing, in the event the holders of Class A Common Stock are provided the right to convert or exchange Class A Common Stock for stock or securities, cash and/or any other property, then the holders of the Class B Common Stock shall be provided the same right based upon the number of shares of Class A Common Stock such holders would be entitled to receive if such shares of Class B Common Stock were converted into shares of Class A Common Stock immediately prior to such offering. In the event that the Corporation offers to repurchase shares of Class A Common Stock from its shareholders generally, the Corporation shall offer to repurchase Class B Common Stock pro rata based upon the number of shares of Class A Common Stock such holders would be entitled to receive if such shares were converted into shares of Class A Common Stock immediately prior to such repurchase. In the event of any pro rata subscription offer, rights offer or similar offer to holders of Class A Common Stock, the Corporation shall provide the holders of the Class B Common Stock the right to participate based upon the number of shares of Class A Common Stock such holders would be entitled to receive if such shares were converted into shares of Class A Common Stock immediately prior to such offering; provided that at the election of such holder, any shares issued with respect to the Class B Common Stock shall be issued in the form of Class B Common Stock rather than Class A Common Stock.